Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: MSCI World Dividend Growers Quality Select Index (ticker: “ MXWOQPU ) Pricing date: January 28, 2022 Valuation dates: February 3 , 2023 and January 29 , 2024 (the “final valuation date”) Maturity date: February 1 , 2024 (unless earlier redeemed) Automatic early redemption: If, on the valuation date prior to the final valuation date , the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the stated principal amount plus the premium Premium: At least 7.70 % of the stated principal amount (to be determined on the pricing date) CUSIP / ISIN: 17330AFA5 / US17330AFA51 Trigger value: 80% of the initial underlying value Initial underlying value: The closing value of the underlying on the pricing date Final underlying value : The closing value of the underlying on the final valuation date Underlying return: (final underlying value - initial underlying value) / initial underlying value Upside participation rate: 150% Return amount: $1,000 × the underlying return × the upside participation rate Payment at maturity (if not autocalled): • If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the return amount • If the final underlying value is less than the initial underlying value but greater than or equal to the trigger value : $1,000 • If the final underlying value is less than the trigger value: $1,000 + ($1,000 × underlying return) If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the trigger value, you will receive less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated January 21 , 2022 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 2 Year Autocallable Securities Linked to MXWOQPU Hypothetical Interim Payment per Security Hypothetical Underlying Return on Final Valuation Date Hypothetical Payment at Maturity 100.00% $2,500.00 75.00% $2,125.50 50.00% $1,750.00 25.00% $1,375.00 0.00% $1,000.00 - 15.00% $1,000.00 - 20.00% $1,000.00 - 20.01% $799.90 - 50.00% $500.00 - 100.00% $0.00 Valuation Date on Which the Closing Value of the Underlying Exceeds Initial Underlying Value Premium* Hypothetical Redemption February 3 , 2023 7.70% $1,077.00 * The premium applicable to the valuation date prior the final valuation date will be set on the pricing date. If the closing value of the underlying is greater than or equal to the initial underlying value on the valuation date prior to the final valuation date, then the securities will be automatically redeemed prior to maturity and you will receive a premium following that valuation date. B C D A Hypothetical Payment at Maturity per Security Assumes the securities have not been automatically redeemed prior to maturity

Selected Risk Considerations • You may lose a significant portion or all of your investment. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of underlying on the final valuation date. If the final underlying value of the underlying on the final valuation date is less than the trigger value, you will lose 1% of the stated principal amount of the securities for every 1% by which the underlying has declined from the initial underlying value. • The securities do not pay interest. • The securities may be automatically redeemed prior to maturity, limiting the term of the securities. • You will not receive dividends or have any other rights with respect to the underlyings. • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • If a material modification event occurs during the term of the securities, we may redeem the securities early for an amount that may result in a significant loss on your investment. • The calculation agent may make determinations in connection with a material modification event and the early redemption amount that could adversely affect your return upon early redemption. • The issuer and its affiliates may have conflicts of interest with you. • The securities may become linked to a different underlying than the MSCI World Dividend Growers Quality Select Index. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Risks Relating to the MSCI World Dividend Growers Quality Select Index • The MSCI World Dividend Growers Quality Select Index may not be successful and may underperform the parent index. • The MSCI World Dividend Growers Quality Select Index may systematically underperform the parent index if high dividend - yielding stocks underperform the broader market. • Although the MSCI World Dividend Growers Quality Select Index aims to represent the performance of high dividend - yielding stocks, the performance of the MSCI World Dividend Growers Quality Select Index will not reflect that dividend yield. • Fluctuations in exchange rates will affect the performance of the MSCI World Dividend Growers Quality Select Index. • The MSCI World Dividend Growers Quality Select Index is subject to risks associated with non - U.S. markets. • Hypothetical back - tested performance information is subject to significant limitations. • The MSCI World Dividend Growers Quality Select Index is a relatively new index with a limited history of actual performance. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.